Exhibit 99.2
BARR PHARMACEUTICALS, INC.
EMPLOYEE STOCK PURCHASE PLAN
     1. Purpose. The purpose of the Plan is to provide eligible Employees the opportunity to purchase Common Stock on a basis that qualifies for the tax treatment prescribed by Code Section 423.
     2. Definitions. The following terms, when used in the Plan, shall have the following meanings:
     (a) “Base Compensation” means an Employee’s regular base salary received during an offering period as determined under the Code for computing taxes for FICA purposes, and shall include contributions made by the Company or a Subsidiary pursuant to a salary reduction agreement under any plan qualified under Code Section 401(k) or any cafeteria plan under Code Section 125, but shall exclude any bonuses, commissions, overtime pay, fringe benefits, stock options, stock appreciation rights, and other special compensation received by such Employee.
     (b) “Board” or “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.
     (c) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section shall include references to any related Treasury Regulations and to successor provisions.
     (d) “Committee” means the committee appointed by the Board of Directors to administer the Plan pursuant to the provisions of section 3(a).
     (e) “Common Stock” means common stock of the Company, par value $.0l per share.
     (f) “Company” means Barr Pharmaceuticals, Inc., a Delaware corporation, its successors and assigns.
     (g) “Employee” means each person employed by the Company or a Subsidiary who is classified by the Company or a Subsidiary as a common law employee; provided that, only individuals who are paid as common law employees from the payroll of the Company or a Subsidiary shall be deemed to be Employees for purposes of the Plan. Any person who agrees in writing with the Company or a Subsidiary that he or she will not be eligible to participate in the benefit plans of the Company or a Subsidiary shall not be eligible to participate in the Plan.

     For purposes of this definition of Employee, and notwithstanding any other provisions of the Plan to the contrary, individuals who are not classified by the Company or a Subsidiary, in such entity’s discretion, as employees under Code Section 3121(d) (including, but not limited to, individuals classified by the Company or a Subsidiary as independent contractors and non-employee consultants) and individuals who are classified by the Company or a Subsidiary, in such entity’s discretion, as employees of any entity other than the Company or a Subsidiary do not meet the definition of Employee and are ineligible for benefits under the Plan, even if the classification by the Company or a Subsidiary is determined to be erroneous, or is retroactively revised. In the event the classification of an individual who is excluded from the definition of Employee under the preceding sentence is determined by a third party to be erroneous or is retroactively revised, the individual shall nonetheless continue to be excluded from the definition of Employee and shall be ineligible for benefits for all periods prior to the date the Company or a Subsidiary determines its classification of the individual is erroneous or should be revised. No person classified by the Company or a Subsidiary as an independent contractor, a temporary, seasonal or summer employee, or a leased employee shall be deemed to be an Employee.
     (h) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     (i) “Fair Market Value” on a particular date means as follows:
     (i) If the Common Stock is listed or admitted to trading on such date on the New York Stock Exchange, the mean between the high and low sales price of a share of Common Stock on such date as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange; or
     (ii) If the Common Stock is not listed or admitted to trading on the New York Stock Exchange but is listed or admitted to trading on another national exchange, the mean between the high and low sales price of a share of Common Stock on such date as reported in the principal consolidated transaction reporting system with regard to securities listed or admitted to trading on such national exchange; or
     (iii) If the Common Stock is not listed or admitted to trading on any national exchange, the mean between the high and low sales price of a share of Common Stock on such date in the over-the-counter market, as reported by the NASDAQ Stock Market, the National Quotation Bureau or such other system then in use with regard to the Common Stock or, if on such date the Common Stock is publicly traded but not quoted by any such system, the mean of the closing bid and asked prices of a share of Common Stock on such date as furnished by a professional market maker making a market in the Common Stock; or
     (iv) If in (i), (ii) or (iii) above, as applicable, there were no sales on such date reported as provided above, the respective prices on the most recent prior day on which a sale was so reported.
     (j) “General Counsel” means the General Counsel of the Company serving from time to time.

     (k) “Plan” means the Barr Pharmaceuticals, Inc. Employee Stock Purchase Plan set forth in these pages, as amended from time to time.
     (l) “SEC Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, as such rule or any successor rule may be in effect from time to time.
     (m) “Section 16 Person” means a person subject to section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.
     (n) “Subsidiary” means a subsidiary as defined in Code Section 424(f), including a corporation that becomes such a subsidiary in the future.
     3. Administration.
     (a) The Plan shall be administered by the Committee, appointed by the Board, consisting of two or more members of the board. No person shall be appointed to or shall serve as a member of such committee unless at the time of such appointment and service he shall be a “non-Employee director,” as defined in SEC Rule 16b-3. Notwithstanding the foregoing, the Board may delegate, in its discretion, to another committee of the Board any or all of the authority and responsibility of the Committee with respect to individuals who are not Section 16 Persons at the time any such delegated authority or responsibility is exercised. Such other committee may consist of two or more directors who may, but need not be, officers or Employees of the Company or of any of its Subsidiaries. To the extent that the Board has delegated to such other committee the authority and responsibility of the Committee pursuant to the foregoing, all references to the Committee in the Plan shall be to such other committee.
     (b) Subject to the express provisions of the Plan, the powers of the Committee include having the authority, in its discretion, to:
     (i) define, prescribe, amend and rescind rules, regulations, procedures, terms and conditions relating to the Plan; and
     (ii) make all other determinations necessary or advisable for administering the Plan, including, but not limited to, interpreting the Plan, correcting defects, reconciling inconsistencies and resolving ambiguities.
     (iii) delegate certain duties and responsibilities of Plan administration to other Employees or an outside third party.
     (c) The interpretation by the Committee of the terms and provisions of the Plan and its administration thereof, and all action taken by the Committee, shall be final, binding, and conclusive on the Company, its stockholders, Subsidiaries, all participants and Employees, upon their respective successors and assigns, and upon all other persons claiming under or through any of them.

     (d) Members of the Board of Directors and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties.
     4. Stock Subject to the Plan.
     (a) Subject to paragraph (c) below, the aggregate number of shares of Common Stock which may be sold under the Plan is two million five hundred eighteen thousand seven hundred and fifty (2,518,750) shares.
     (b) If the number of shares of Common Stock that participating Employees become entitled to purchase is greater than the number of shares of Common Stock that are offered in a particular offering or that remain available under the Plan, the available shares of Common Stock shall be allocated by the Committee among such participating Employees in such manner as it deems fair and equitable.
     (c) In the event of any change in the Common Stock, through recapitalization, merger, consolidation, stock dividend or split, combination or exchange of shares, spinoff or otherwise, the Committee shall adjust the aggregate number of shares of Common Stock subject to the Plan and the price of the current offering; provided that any such adjustments shall be consistent with Code Sections 423 and 424.
     (d) Shares of Common Stock that are to be delivered under the Plan may be obtained by the Company from its treasury, by purchases on the open market or from private sources, or by issuing authorized but unissued shares of its Common Stock. Shares of authorized but unissued Common Stock may not be delivered under the Plan if the purchase price thereof is less than the par value of the Common Stock. The Committee may (but need not) provide at any time or from time to time (including without limitation upon or in contemplation of a change in control) for a number of shares of Common Stock, equal to the number of such shares then subject to options under this Plan, to be issued or transferred to, or acquired by, a grantor trust for the purpose of satisfying the Company’s obligations under such options, and, unless prohibited by applicable law, such shares held in trust shall be considered authorized and issued shares with full dividend and voting rights, notwithstanding that the options to which such shares relate shall not be exercisable at that time. No fractional shares of Common Stock shall be issued or sold under the Plan.
     5. Eligibility. All Employees of the Company and such Subsidiaries as the Committee designates will be eligible to participate in the Plan, in accordance with such rules as the Committee may prescribe from time to time; provided, however, that (a) such rules shall neither permit nor deny participation in the Plan contrary to the requirements (including, but not limited to, Code Sections 423(b)(3), (4) and (8) thereof), (b) no Employee may be granted an option under the Plan if such Employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of the preceding sentence, the rules of Code Section 424(d) shall apply in determining the stock ownership of an Employee, and stock that the Employee may purchase under outstanding options (whether or not such options qualify for the special tax treatment afforded by Code Section 421(a)) shall be treated as stock owned by the Employee; and (c) all participating Employees shall have the same rights and privileges except as otherwise permitted by Code Section 423(b)(5).

     6. Offerings; Participation. The Company may make offerings of up to 27 months’ duration each, to eligible Employees to purchase Common Stock under the Plan, until all shares authorized to be delivered under the Plan have been exhausted or until the Plan is sooner terminated by the Board.
     (a) The duration and commencement date of any offerings shall be determined by the Committee in its sole discretion; provided that, unless the Committee determines otherwise, a new offering shall commence on the first day of the Company’s first payroll period coinciding with or next following each January 1 and July 1 after the effective date of this Plan and shall extend until the date immediately preceding the date on which the next offering commences.
     (b) Subject to such rules, procedures and forms as the Committee may prescribe, an eligible Employee may participate in an offering at such time(s) as the Committee may permit by authorizing a payroll deduction for such purpose up to a maximum of ten percent (10%) of his or her Base Compensation. The Committee may (but need not) permit Employee contributions to be made by means other than payroll deductions, provided that in no event shall an Employee’s contributions from all sources in any offering exceed ten percent of his Base Compensation.
     (c) The Committee may at any time suspend or accelerate the completion of an offering if required by law or deemed by the Committee to be in the best interests of the Company, including in the event of a Change in Control as defined in the Barr Pharmaceuticals, Inc. 2007 Stock and Incentive Award Plan, as amended, or any successor plan. The Company’s obligation to sell and deliver Common Stock under the Plan is subject to the approval of any governmental authority the General Counsel of the Company determines is required in connection with the authorization, issuance, or sale of such Common Stock.
     7. Deductions.
     (a) The Company will maintain payroll deduction accounts for all participating Employees. Funds received or held by the Company under the Plan need not be segregated from other corporate funds and may be used for any corporate purpose.
     (b) Once during any offering period, at such time(s) as the Committee may permit and subject to such rules, procedures and forms as the Committee may prescribe, an Employee may increase, decrease or suspend his or her payroll deduction during an offering, or may withdraw the balance of his or her payroll deduction account and thereby withdraw from participation in an offering. However, an Employee may waive at any time in writing the right to decrease or suspend his payroll deduction or withdraw from participation in an offering, and any such waiver shall be irrevocable with respect to such offering when filed with the Company.
     (c) No Employee shall make any elective contribution or Employee contribution to the Plan (within the meaning of Treasury Regulation section 1.401(k)-1(d)(3)(iv)(E)(2)) during the six months after the Employee’s receipt of a hardship distribution from a plan of the Company or a related party within the provisions of Code Sections 414(b), (c), (m) or (o) containing a cash or deferred arrangement under Code Section 401(k). The foregoing sentence shall not apply if and to the extent that the General Counsel determines it is not necessary to qualify any such plan as a cash or deferred arrangement under Code Section 401(k).

     (d) Any balance remaining in any Employee’s payroll deduction account at the end of an offering period will be carried forward into the Employee’s payroll deduction account for the following offering period. In no event will the balance carried forward, exclusive of accrued interest (if any) not then credited to the participant’s account, be equal to or greater than the purchase price of one share of Common Stock as determined under section 8(c) below. The Plan or Committee will refund any excess to the participant. Upon termination of the Plan, all amounts in the accounts of participating Employees shall be carried forward into their payroll deduction account under a successor plan, if any, or refunded to them, as the Committee may decide.
     (e) In the event of the termination of a participating Employee’s employment for any reason, his or her participation in any offering under the Plan shall cease, no further amounts shall be deducted pursuant to the Plan and the balance in the Employee’s account shall be paid to the Employee, or, in the event of the Employee’s death, to the Employee’s beneficiary under the Company’s basic group life insurance program.
     8. Purchase; Limitations.
     (a) Within the limitations of section 8(d) below, each Employee participating in any offering under the Plan will be granted an option, upon the effective date of such offering, for as many full shares of Common Stock as the amount of his payroll deduction account at the end of such offering can purchase.
     (b) As of the last day of the offering period, the payroll deduction account of each participating Employee shall be totaled. Subject to the provisions of section 7(b) above and 8(d) below, if such account contains sufficient funds to purchase one or more full shares of Common Stock as of that date, the Employee shall be deemed to have exercised an option to purchase the largest number of full shares of Common Stock at the price determined under section 8(c) below; such Employee’s account will be charged for the amount of the purchase and for all purposes under the Plan the Employee will be deemed to have acquired the shares on that date; and either a stock certificate representing such shares will be issued to him or her, or the Company’s registrar or transfer agent will make an entry on its books and records evidencing that such shares have been duly issued or transferred as of that date, as the Committee may direct. The Committee may require that, in lieu of being issued or transferred in the name of the Employee, shares purchased under the Plan by a participating Employee be issued or transferred, directly or indirectly, in street name or otherwise (including in the name of a nominee), to a Company-designated custodian on behalf of the Employee.
     (c) Unless the Committee determines before the effective date of an offering that a higher price that complies with Code Section 423 shall apply, the purchase price of the shares of Common Stock which are to be sold under the offering shall be the lesser of (i) an amount equal to 85 percent of the Fair Market Value of the Common Stock at the time such option is granted, or (ii) an amount equal to 85 percent of the Fair Market Value of the Common Stock at the time such option is exercised.
     (d) In addition to any other limitations set forth in the Plan, (i) no Employee may purchase in any offering period more than the number of shares of Common Stock determined by dividing the Employee’s annual Base Compensation as of the first day of the offering period, or $25,000, whichever is less, by the Fair Market Value of a share of Common Stock at such day, and (ii) no Employee may be granted an option under the Plan which permits his rights to purchase stock under the Plan, and any other stock purchase plan of the Company and its parent and subsidiaries corporations that is qualified under the Code Section 423, to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which the option is outstanding at any time. The Committee may further limit the amount of Common Stock that any Employee may purchase during an offering period in accordance with Code Section 423(b)(5).
     9. No Transfer.
     (a) No option, right or benefit under the Plan (including without limitation any derivative security within the meaning of paragraph (c) of SEC Rule 16a-1) may be transferred by a participating Employee, whether by will, the laws of descent and distribution or otherwise, and all options, rights and benefits under the Plan may be exercised during the participating Employee’s lifetime only by such Employee.
     (b) Book entry accounts and certificates for shares of Common Stock purchased under the Plan may be maintained or registered, as the case may be, only in the name of the participating Employee or in the name of a Company-designated custodian or its nominee on behalf of the Employee or, if the Committee so permits and such Employee so indicates on a form or by other means approved for this purpose by the Committee, in his or her name jointly with a member of his or her family, with right of survivorship. If the Committee so permits, an Employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may have book entry accounts maintained and certificates registered in the Employee’s name as tenant in common with a member of the Employee’s family, without right of survivorship.
     (c) The Committee may require that shares purchased under the Plan remain on deposit with a Company-designated custodian for such period of time, in no event to exceed two years after the purchase of such shares, on such terms and subject to such conditions as the Committee may determine for the purpose of facilitating the Company’s compliance with its federal income tax reporting obligations; provided that the custody arrangement does not prevent the Employee from selling or voting the shares while they are on deposit with the custodian.
     10. Effective Date and Duration of Plan. The Plan shall become effective when adopted by the Board, provided that the stockholders of the Company thereafter approve it at a duly held stockholders’ meeting. If not so approved by shareholders, the Plan shall be null, void and of no force or effect. If so approved, the Plan shall remain in effect until all shares authorized to be issued or transferred hereunder have been exhausted or until the Plan is sooner terminated by the Board of Directors, and may continue in effect thereafter with respect to any options outstanding at the time of such termination if the Board of Directors so provides.
     11. Amendment and Termination of the Plan. Subject to any applicable shareholder approval requirements of State law and the New York Stock Exchange, the Board may amend the Plan at any time and in any respect, by written resolution, provided that, without stockholder approval, no amendment shall:
     (a) materially increase the benefits accruing to Section 16 Persons who are participants under the Plan,

     (b) increase the aggregate number of shares that may be issued under the Plan within the meaning of Treasury Regulation section 1.423-2(c)(4),
     (c) materially increase the number of securities which may be issued to Section 16 Persons under the Plan, or
     (d) materially modify the requirements as to eligibility for participation in the Plan by Section 16 Persons.
     The Board also may terminate Plan at any time.
     12. General Provisions.
     (a) Nothing contained in this Plan shall be deemed to confer upon any person any right to continue as an Employee of or to be associated in any other way with the Company for any period of time or at any particular rate of compensation.
     (b) No person shall have any rights as a stockholder of the Company with respect to any shares optioned under the Plan until such shares are issued or transferred to him or her or to a custodian or nominee on his or her behalf.
     (c) All expenses of adopting and administering the Plan shall be borne by the Company, and none of such expenses shall be charged to any participant.
     (d) The Plan shall be governed by and construed under the laws of the State of Delaware, without giving effect to the principles of conflicts of laws of that State.
     (e) The Plan and each offering under the Plan is intended to qualify as an “Employee stock purchase plan” within the meaning of Code Section 423. Transactions under the Plan are also intended to qualify for exemption under SEC Rule 16b-3 with respect to Section 16 Persons. Every provision of the Plan shall be administered, interpreted, and construed to carry out those intentions, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded.
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